Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the 29th day of January, 2008 (the “Effective Date”), among PECO II Global Services, Inc., a Delaware corporation (the “Employer”), John G. Heindel, an individual and resident of the State of New Jersey (the “Employee”), and PECO II, Inc., an Ohio corporation and parent company of the Employer (“PECO”).

1. Definitions.

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Affiliate(s)” – means any Person(s), that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Employer or any other referenced person.

“Agreement” – means this Employment Agreement, as amended from time to time.

“Benefits” – is defined in Section 3.4 of this Agreement.

“Board of Directors” – means the board of directors of the Employer.

“Board of Directors of PECO” – means the board of directors of PECO.

“Cause” – means the occurrence of any of the following events during the Employment Period: (a) conduct amounting to fraud or dishonesty against the Employer or any Affiliate of the Employer; (b) the Employee’s repeated unreasonable refusal to follow the reasonable directions of the Board of Directors of PECO, which refusal continues for thirty (30) days after written notice of same to the Employee by the Employer; (c) a material breach of this Agreement, which breach shall remain uncured by the Employee for a period of thirty (30) days following written notice of same to the Employee by the Employer; (d) repeated intoxication with alcohol or drugs while on the Employer’s business during regular business hours; (e) a conviction or plea of guilty or nolo contendere to a felony; or (f) the Employee’s failure to observe and comply with the requirements in Sections 8 or 9 hereof.

“Change of Control” – is defined in Section 7.4 of this Agreement.

“Compensation” – means Salary and Benefits.

“Confidential Information” – means any and all:

(a) trade secrets concerning the business and affairs of the Employer or any Affiliate, product or service specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing, marketing or distribution methods and processes, customer lists, prospective customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries concepts, ideas designs methods and information), and any other information, however documented, that is a “trade secret” either under common law or as such term is defined by statute under the laws of any applicable jurisdiction.

(b) information concerning the business and affairs of the Employer or its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and background of key personnel, personnel training and techniques and materials), however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or Affiliates of the Employer, containing or based, in whole or in part, on any information included in the foregoing.

“Disability” – is defined in Section 6.2 of this Agreement.

“Effective Date” – is defined in the preamble to this Agreement.

“Employee” – is defined in the preamble to this Agreement.

“Employee Invention” – means any idea, invention, technique, modification, process, or improvement (whether patent able or not), and any work of authorship (whether or not copyrights protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee’s employment with the Employer, that is based upon or uses Confidential Information; provided, however, that any item so created by the Employee that is based upon or uses Confidential Information that the Employee demonstrates was or became generally available to the public, other than as a result of a disclose by the Employee, will not be deemed to be an Employee Invention for any purposes.

“Employer” – is defined in the preamble to this Agreement and includes Employer’s Affiliates and successors and assigns.

“Employment Period” – means the Term of the Employee’s employment under this Agreement.

“Good Reason” – means the occurrence of any of the following events during the Employment Period:

(a) any material diminution and/or reassignment of Employee’s: (i) title, appointment and authority as an executive officer, and/or (ii) duties, responsibilities and/or reporting relationship;

(b) the assignment or relocation of the Employee to a location outside of a fifty (50) mile radius from the Employer’s headquarters or Employee’s residence;

(c) the relocation of Employer’s corporate headquarters to a location outside of a 50 (fifty) mile radius from Employer’s current headquarters in the State of Ohio;

(d) the failure by the Employer to pay the Salary as provided in Section 3.1 or any amounts otherwise vested and due hereunder or under any plan or policy of the Employer or;

(e) failure of Employee to remain a director and Chairman of the Board of Director of PECO at any time during the term of this Agreement.

“Non-competition Period” – means the period beginning on the Effective Date and ending on the date that is one year following the Employee’s termination date of employment from Employer (irrespective of the reason for such termination).

“PECO” – is defined in the preamble to this Agreement.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Proprietary Items” – is defined in Section 8.2(a)(iv) of this Agreement.

“Salary” – is defined in Section 3.1 of this Agreement.

2. Employment Term and Duties.

2.1 Employment. The Employer hereby employs the Employee, effective as of the date hereof, and the Employee hereby accepts employment by the Employer, effective as of the date hereof, upon the terms and conditions set forth in this Agreement.

2.2 Term. Subject to earlier termination as provided in Section 6 hereof, the term of the Employee’s employment under this Agreement shall become effective on the date hereof and continue until December 31, 2009 (the “Term”). At the end of the Term, including any renewal extensions thereof, this Agreement will automatically renew for an additional one-year period, unless either party gives 90 days prior written notice to the other party of its intention not to renew this Agreement.

2.3 Duties. The Employee will be employed as the Chief Executive Officer and President of PECO and Employer. Employee will perform his duties and responsibilities as reasonably requested in good faith by the Board of Directors of PECO consistent with such position. The Employee will (a) devote the Employee’s entire business time, energy and skill (vacations and reasonable absences due to illness excepted) to fulfill the duties of his position; (b) use his best efforts to promote the success of the business of the Employer and PECO, and (c) cooperate fully with the reasonable requests of the Board of Directors of PECO in the advancement of the best interests of the Employer and its Affiliates. During the Employment Period, the Employee shall not be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not) which interferes with the Employee’s obligations under this Agreement. However, Employee will be allowed to participate as a member of the board of directors of any outside business or enterprise (whether engaged in for profit or not) provided Employee obtains the approval of the Board of Directors of PECO.

3. Compensation.

3.1 Salary. The Employer shall pay to the Employee an annualized Salary at a rate of $260,000 per calendar year, subject to the provisions of Section 6 of this Agreement (the “Salary”), effective as of January 1, 2008, which Salary shall be payable in equal bi-weekly installments in accordance with the Employer’s customary payroll practices and as may be increased from time to time by the Board of Directors. Notwithstanding the prior sentence, payment of Salary from the Effective Date to March 31, 2008, shall be made in accordance with the description contained in PECO’s Current Report on Form 8-K, dated December 28, 2007, and filed with the Securities and Exchange Commission on January 4, 2008.

3.2 Restricted Stock Grant. Provided this Agreement is in effect on such dates, PECO shall grant to the Employee such number of shares of restricted stock under PECO’s Amended 2000 Performance Plan, or any successor plan, equal to (i) $40,000 divided by (ii) the closing price of PECO’s common stock on the date of grant, on each of January 29, 2008 and January 2, 2009. The grants of restricted stock pursuant to this Section 3.2 will vest on December 31, 2008 and December 31, 2009, respectively, and are subject to Employee entering into an award agreement under the Amended 2000 Performance Plan and availability of such shares under the Amended 2000 Performance Plan.

3.3 Bonus Plans. The Employee will be eligible to participate in any Employer or PECO executive cash bonus programs that are in place from time to time, in an amount determined by the Compensation Committee of PECO’s Board of Directors (the “Committee”), which bonuses may be based on such performance criteria as the Committee may in its discretion determine from time to time. The Employee will also be eligible for awards under PECO’s Amended 2000 Performance Plan, at the discretion of the Committee, which awards may be based on such performance criteria as the Committee may in its discretion determine from time to time. Except as otherwise provided in Section 6 hereof (or any award agreement for awards granted under the Amended 2000 Performance Plan or successor plan), if this Agreement is terminated prior to the payment date of any bonus provided for in this paragraph, no bonus payment shall be made following the termination date of the Agreement unless otherwise agreed by PECO.

3.4 Benefits. The Employee will, during the Employment Period, be entitled to participate in such deferred compensation, profit sharing, bonus, life insurance, hospitalization and medical plans or insurance coverage, disability, and other employee benefit plans, programs and policies of the Employer in effect from time to time (collectively, the “Plans”), vacation and holidays (as further provided in Section 5 below), and any other plan which may be made available by the Employer to its employees from time to time in the future, if, and to the extent that, the Employee is eligible under the terms of such Plans. All of the plans, agreements, and undertakings of the Employer set forth above shall be called, collectively, the “Benefits.” Any Benefits hereunder shall be subject to local, state, or federal tax reporting requirements as may be in effect at any time during the Employment Period.

3.5 Performance Review. The Employee shall be given performance reviews during the Term of this Agreement not less or greater than annually by the Board of Directors of PECO.

3.6 Automobile. Employee shall be granted a $750.00 per month car allowance during the Term of this Agreement or any extensions thereof. Employee shall be furnished such tax forms relative to the value and Employee shall be responsible to make such adjustments on his personal income tax return based on business use.

3.7 Insurance Policy. Employer agrees to obtain a life insurance policy for a duration not less than the Term of this Agreement upon the life of Employee in the amount of $1,000,000, which policy shall be payable $500,000 together with gross up of premiums to the designated beneficiaries of Employee and any balance to Employer, if Employee shall become deceased at any time during the Term of this agreement or extensions or renewals thereof as defined in said policy.

4. Facilities and Expenses. The Employer will furnish the Employee with office space, equipment, supplies, computer and facsimile equipment, telephone and such other facilities, support staff and personnel as the Employer deems necessary or appropriate for the performance of the Employee’s duties under this Agreement. The Employer will reimburse the Employee for reasonable business expenses incurred by him on behalf of the Employer in the performance of his duties; provided, that Employee furnishes to Employer documentation of such expenses as is required by the Internal Revenue Service, as well as such other documentation as the Employer may reasonably request. The Employee must file authorization requests, to the extent required by the Employer’s employment policies and, in all instances, expense reports with respect to such expenses in accordance with the Employer’s policies.

5. Vacations and Holidays. The Employee will be entitled to five (5) weeks paid vacation each calendar year during the Employment Period. Such vacation will be taken in accordance with the vacation policies of the Employer in effect from time to time. The Employee must take vacation at such time or times as mutually agreed by the Employee and the Employer. The Employee will also be entitled to the paid holidays as set forth in the Employer’s policies. Vacation days and holidays during any calendar year that are not used by the Employee during such calendar year may not be used in subsequent calendar year, nor will the Employee be paid for unused vacation or holidays.

6. Termination.

6.1 Events of Termination and Effects of Termination.

(a) Death or Disability. In the event of the Employee’s death or Disability, his employment with the Employer shall be deemed terminated as of the end of the month in which such death occurs or such Disability is determined, and Employee, or his beneficiary, shall be entitled to Compensation for a period of ninety (90) days from the deemed termination date; provided, however, in the case of termination because of Disability, if the Employee is a “specified employee” as defined in Internal Revenue Code Section 409A and the regulations thereunder (“Code Section 409A”), the Employee shall not be entitled to any such payments until the earlier of (1) the date that is six months after the date of termination, or (2) the date of the Employee’s death. In addition, Employee’s stock options will immediately vest 100% upon death or Disability and may be exercised at any time within ninety (90) days from the deemed termination date (but not later than the expiration date of the stock option agreement). Except as set forth in this Section 6.1(a), all other rights, duties and obligations of the parties hereunder shall thereupon cease upon the date of death or the date such Disability is determined, except for the Employee’s obligations under Section 7 and 8 hereof (in the case of a termination due to Disability), and rights to insurance proceeds under Section 3.7 hereof (in the case of Employee’s death). Payments due Employee after death will be made to the Employee’s designated beneficiary, which will be such individual beneficiary or trust located at such address as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee’s estate.

(b) For Cause. The Employee’s employment with the Employer may be terminated for Cause, if determined by the Board of Directors of PECO. Upon written notice of Employee’s termination for Cause from the Employer to the Employee, all rights, obligations and duties of the parties hereunder shall immediately cease (including, but not limited to, the payment by the Employer of all Compensation), except for the Employee’s obligations under Section 7 and 8 hereof.

(c) By the Employer Without Cause. The Employer may terminate the Employee’s employment without Cause at any time upon not less than (90) days advance written notice. In addition to any other benefits owed to Employee and/or as otherwise required by law, the Employer will continue to pay the Employee Salary for an additional period of twelve (12) months in accordance with normal payroll practices and will pay an amount equal to any accrued cash bonuses (which are accrued at the time of termination) for each of the remaining years of the Term of this Agreement within three (3) months after such termination; provided, however, that if the Employee is a “specified employee” as defined in Code Section 409A, the Employee shall not be entitled to any such payments until the earlier of (1) the date that is six months after the date of termination, or (2) the date of the Employee’s death. If payment does not commence until six months after the Employee’s date of the Employee’s termination, the payments that otherwise would have been made during such six-month period but for the delay will be aggregated and paid on the same date as the next regularly scheduled payment. The Employer may accelerate the effective date of such termination without Cause, if in lieu of the benefits provided by the preceding two sentences, the Employer increases the amount payable to the

Employee to an amount equal to the amount of payments provided in Section 7.2 of this Agreement. In addition, any and all stock options, restricted stock or other award pursuant to a Company stock or incentive plan then awarded to the Employee shall immediately vest 100% and Employee shall have a period of ninety (90) days from date of termination to exercise any such options or awards (but not later than the expiration date of the stock option or award). If at any time during the twelve (12) month period the Employee accepts a position of full-time employment with another employer, then Employer’s obligation to make any further payments of wages, salaries, or bonuses shall immediately terminate, except in the case of Employee’s acceptance of any consulting agreement with a third party during this same twelve (12) month period. Except as set forth in this Section 6.1(c), upon the effective date of the termination without Cause, all rights, obligations and duties of the parties hereunder shall immediately cease, except for the Employee’s obligations under Section 7 and 8 hereof.

(d) Voluntary Termination without Good Reason By Employee. The Employee may terminate his employment with the Employer without Good Reason upon not less than ninety (90) days advance written notice to the Employer; provided, however, that after the receipt of such notice, the Employer may, in its discretion accelerate the effective date of such termination at any time by written notice to the Employee. The Employee shall be entitled to Salary and any other benefits owed to the Employee or as otherwise required by law for a period of time of ninety (90) days from the date of such notice, payable over such ninety-day period in accordance with Employer’s normal payroll practices. Notwithstanding the foregoing, if the Employee is a “specified employee” as defined in Code Section 409A, the Employee shall not be entitled to any such payments until the earlier of (1) the date that is six months after the date of termination, or (2) the date of the Employee’s death. The Employee shall have ninety (90) days from the date of termination to exercise any vested stock option or other award pursuant to a Company option or stock plan (but not later than the expiration date of the stock option or award). Vesting of any stock option, restricted stock, or other award pursuant to a Company option or stock plan shall continue until the termination date. Except as set forth in this Section 6.1(d), upon the effective date of any such voluntary termination without Good Reason, all rights, obligations and duties of the parties hereunder shall immediately cease, except for the Employee’s obligations under Sections 7 and 8 hereof.

(e) Termination with Good Reason by the Employee. The Employee may terminate his employment with the Employer with Good Reason upon written notice to Employer. Employee will be entitled to receive the payments at the time and in the amount provided in Section 7.2 of this Agreement. In addition, any and all stock options, restricted stock or other awards pursuant to a Company stock or incentive plan then awarded to the Employee shall immediately vest 100% and Employee shall have a period of ninety (90) days from date of termination to exercise any such options or awards (but not later than the expiration date of the stock option or award). Except as set forth in this Section 6.1(d), upon the effective date of any termination by Employee for Good Reason, all rights, obligations and duties of the parties hereunder shall immediately cease except for the Employee’s obligations under Sections 7 and 8 hereof.

6.2 Definition of Disability. For purposes of this Agreement, the Employee will be deemed to have a “Disability” if (a) the Employee is unable to perform the essential duties of the Employee’s employment due to physical or emotional incapacity or illness, where such inability is reasonably expected to be of long-continued and indefinite duration (i.e., for at least nine (9) months); or (b) the Employee is entitled to (i) disability retirement benefits under the federal Social Security Act or (ii) recover benefits under any long-term disability plan or policy maintained by the Employer. In the event of a dispute, the determination of Employee’s disability shall be the reasonable decision of the Board of Directors of PECO and shall be supported by the medical opinion of a physician (mutually agreed and approved by both the Employee and Employer) with the expertise and competency to render such an opinion. The Employee shall cooperate with all reasonable requests by such physician.

7. Change of Control.

7.1 Certain Termination Following a Change of Control. If at any time during the Term of this Agreement, including any renewal or extension thereof, a change of control (as defined below) occurs, and within six (6) months of the date of such change control either (a) Employee terminates his employment for any reason, or (b) Employer terminates Employee’s employment for any reason other than for Cause, then Employee shall be entitled to the benefits provided in Section 7.2 of this Agreement.

7.2 Payments Due for Certain Terminations Following a Change of Control. If Employee’s employment is terminated as set forth in Section 7.1, Employee shall be entitled to a payment equal to 2.0 times the sum of (a) Employee’s annual Salary in effect on the date of the termination (salary shall be defined as the combination of cash payments and restricted stock grant as set forth in Section 3.1 and 3.2 herein), and (b) any accrued cash bonuses (which are accrued at the time of termination) for each of the remaining years of the Term of this Agreement, payable as soon as reasonably practicable, and (c) the continuing payment of Employee’s Family COBRA Health Insurance coverage for a maximum of 18 months from date of termination. If the Employee is a “specified employee” as defined in Code Section 409A, the Employee shall not be entitled to any such payments until the earlier of (1) the date that is six months after the date of termination, (2) the date of the Employee’s death, or (3) such earlier time that will not subject the Employee to excise tax under Code Section 409A.

7.3 Treatment of Awards for Certain Terminations Following a Change of Control. If Employee’s employment is terminated as set forth in Section 7.1 within six (6) months following a change of control, then any and all stock options, restricted stock or stock plans then awarded to the Employee shall immediately vest 100% (one hundred percent) and Employee shall have a period of twelve (12) months from his date of termination to exercise said options (but not later than the expiration date of the stock option or award).

7.4 Change in Control Defined. For purposes of this agreement “change of control” shall mean the occurrence of any of the following events:

(a) any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” on the date hereof) including any “group” (as that term is used in Section 13 (d)(3) of the Exchange Act on the date hereof) shall acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the date hereof) of shares of the outstanding stock of any class or classes of PECO which results in such person or group possessing more than 20% (twenty percent) of the combined voting power of PECO’s then outstanding securities; provided, however, that ownership by Delta International Holding Ltd., or its affiliates, shall not be considered a change of control event pursuant to this subparagraph (a) of Section 7.4.

(b) the stockholders of PECO shall approve a definitive agreement to merge or other business combination of PECO with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or its patents, or adopt a plan of liquidation;

(c) as the result of, or in connection with, any tender or exchange offer, merger or any other business combination, or contested election or exercise of stock options and/or warrants, or any combination or contested election, or a combination of the foregoing transactions (a “Transaction”), the shareholders of the voting shares of PECO outstanding immediately before the Transaction own 55% or less (fifty-five percent) of the combined voting power in the then outstanding securities of PECO after the Transaction; or PECO becomes a subsidiary of an international parent company whose domicile, headquarters and operations are located outside of the United States; or PECO becomes a subsidiary of a domestic parent company which is itself controlled by an international parent whose domicile headquarters and operations are located outside of the United States; or

(d) at any time during a period of twenty-four (24) consecutive months, individuals who were Directors at the beginning of the period no longer constitute a majority of the members of the Board of Directors of PECO, unless the election, or the nomination for election by PECO’s shareholders, of each Director who was not a Director at the beginning of the period is approved by at least a majority of the Directors who are in office at the time of the election or nomination and were either Directors at the beginning of the period or are Continuing Directors.

8. Non-Disclosure Covenant: Employee Inventions.

8.1 Acknowledgements by the Employee. The Employee acknowledges that (a) during the Employment Period and as a part of his employment, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) since the Employee possesses substantial expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) the compensation provided to Employee hereunder, constitutes good and sufficient consideration for the Employee’s agreements and covenants in this Section 8; and (e) the provisions of this Section 8 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

8.2 Agreements of the Employee. In consideration of the compensation to be paid or provided to the Employee by the Employer under this Agreement, the Employee covenants as follows:

(a) Confidentiality.

(i) During and at all times following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any Person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under applicable trade secret laws. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submits proof of the economic value of any trade secret or posts a bond or other security.

(iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee or any other Person in violation of an agreement with the Employer.

(iv) The Employee will not remove from the Employer’s (or any Affiliate’s) premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, the Employee will return to the Employer all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b) Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Employee acknowledges that all of the Employee’s writing, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Employer all of the Employee’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he will promptly:

(i) disclose to the Employer in writing any Employee Invention;

(ii) assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Employee’s right to the Employee Invention for the United States and all foreign jurisdictions;

(iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States or any foreign jurisdictions;

(iv) sign all other papers necessary to carry out the above obligations; and

(v) give testimony and render any other assistance at Employer’s expense, in support of the Employer’s rights to any Employee Invention.

8.3 Disputes and Controversies. The Employee recognizes that should a dispute or controversy arising from or relating to this agreement would be made public in any way, that the Employer would suffer irreparable damages based upon the failure to preserve the secrecy of confidential information. The parties mutually agree that any disagreements relative to this agreement or terms thereof shall be submitted to arbitration under the rules of arbitration of the Ohio Revised Code (ORC 2711.01 et seq.) with each party appointing an arbitrator of their choice and each of the arbitrators appointing a third arbitrator for a panel which will make a binding decision relative to such disputes. All of the parties involved herein shall agree in advance and in writing to receive and maintain all such information and secrecy except as may be limited by written agreement among them or as required by law.

9. Non-Competition and Non-Interference.

9.1 Acknowledgements by the Employee. The Employee acknowledges that (a) the services to be performed by him under this Agreement are of a special, unique and unusual character; (b) the compensation provided to the Employee hereunder, constitutes good and sufficient consideration for the Employee’s agreements and covenants in this Section 9; and (c) the provisions of this Section 9 are reasonable and necessary to protect the Employer’s business.

9.2 Covenants of the Employee. In consideration of the acknowledgments by the Employee, and in consideration of the compensation to be paid or provided to the Employee by the Employer, the Employee covenants that he will not, directly or indirectly:

(a) during the Non-competition Period, (i) solicit business from, or compete with the Employer or any of its Affiliates for the business of, any customer of the Employer or any of its Affiliates in the same or similar business as the business conducted by the Employer or any of its Affiliates; (ii) own, operate, control, finance, manage, advise, be employed or engaged by, perform any services for, invest in or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity, whose activities compete in whole or in part with the activities of the Employer or any of its Affiliates in any geographical area in which the Employer or any of its Affiliates conducted or conducts its business; provided that any such business is in or is any way related to the communications business (a “Competitive Business”); or (iii) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of securities of any Competitive Business (but without otherwise participating in the activities of such Competitive Business) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or

(b) whether for the Employee’s own account or the account of any other person (i) solicit or induce, directly or indirectly, whether or not for consideration, any employee or agent of the Employer to terminate his or her relationship with the Employer; or (ii) induce or attempt to induce any supplier or contractor of the Employer to terminate or adversely change its relationship with the Employer or otherwise interfere with any relationship between the Employer and any of its suppliers or contractors.

9.3 Enforceability: Notice. If any covenant in Section 9.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. The period of time applicable to any covenant in Section 9.2 will be extended by the duration of any violation by the Employee of such covenant. The Employee will, while the covenant under Section 9.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Employee’s employer. The Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

10. General Provisions.

10.1 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 8 and 9) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, at Employer’s cost, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

10.2 Covenants of Sections 8 and 9 are Essential and Independent. The covenants by the Employee in Sections 8 and 9 are essential elements of this Agreement, and without the

Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement, offered employment to the Employee or offered the Employee the Salary and Benefits and other consideration provided hereunder. The Employee’s covenants in Sections 8 and 9 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise, or against any Affiliate of the Employer, will not excuse the Employee’s breach of any covenant in Sections 8 or 9. If the Employee’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Section 8 or 9.

10.3 Representations and Warranties by Employee. The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement does not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

10.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.5 Binding Effect; Delegation of Employee’s Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any Affiliate to which Employer may assign this Agreement or any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated or assigned.

10.6 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered to the address(es) below, or (b) one business day after deposit with a nationally recognized overnight delivery service (receipt and next day delivery requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Employer:	PECO II, Inc.
1376 State Route 598
Galion, Ohio 44833
Attention: Chief Financial Officer

with a copy to

Porter, Wright, Morris & Arthur LLP
41 S. High Street
Columbus, Ohio 4315
Attention: Curtis A. Loveland

If to Employee:	John G. Heindel
3 Emerald Valley Way
Basking Ridge, New Jersey 07920

10.7 Entire Agreement Amendments. This Agreement, as it may be amended from time to time, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior employment arrangements (as the same may have been amended from time to time) and other agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including but not limited to the Prior Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

10.8 Governing Law. This Agreement shall be governed by and construed under Ohio law, without regard to conflict of laws principles.

10.9 Section Headings: Constructions. The section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances required. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12 PECO Guarantee. PECO hereby guarantees to the Employee the complete payment and performance of the obligations of the Employer under this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement as of the effective date first written above.

PECO II GLOBAL SERVICES, INC. (EMPLOYER)

By:	/s/ Kevin Borders
Name:	Kevin Borders
Its:	Vice President of Marketing & Product Development, Secretary

JOHN G. HEINDEL, AN INDIVIDUAL (EMPLOYEE)

/s/ John G. Heindel

PECO II, INC. (PECO)

By:	/s/ Kevin Borders
Name:	Kevin Borders
Its:	Vice President of Marketing & Product Development, Secretary

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